EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of the 1st day of January 2008, amended the 8th day of March 2008, is between Tri-Valley Corporation, a Delaware corporation and its wholly owned subsidiary, TRI-VALLEY OIL & GAS COMPANY, a California corporation (“Employer”) and F. LYNN BLYSTONE, (“Employee”).

WITNESSETH

WHEREAS, Employer wishes to employ Employee in the capacity of President and Chief Executive Officer and Employee wishes to serve Employer in such capacity.

NOW THEREFORE, in consideration of the conditions and covenants set forth hereinafter, it is agreed as follows:

1.         Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.         Term of Employment. Subject to the provision of this Agreement, the Term of Employment shall commence on January 1, 2008, and shall continue to and include January 1, 2011. The term of this Agreement and Term of Employment shall automatically be extended three times for a one-year period each time unless the Employer terminates the Agreement giving Employee at least 90 days written notice prior to the expiration of the Term of Employment or the extended Term of Employment.

3.	Compensation.

(a) Employer shall pay Employee two hundred ten thousand ($210,000) per year, payable in installments on the 15th and last business day of each month. Employer shall deduct and withhold from such salary such sums as are required by statute and applicable laws for Social Security, taxes, or otherwise, to be deducted or withheld from such compensation. Employee’s salary shall not be reduced during the term of this Agreement. During the term of this Agreement, Employer shall review the performance by Employee at the regular intervals of not less than twelve months. Upon satisfactory performance, the Board of Directors may increase the salary during this contract period.

(b) Employer shall convey to Employee five thousand (5,000) shares of Employer’s common stock upon execution of this Agreement and five thousand (5,000) additional shares at the end of each year of service hereunder, unless Employee is terminated for cause.

(c) Employee shall receive an annual bonus equal to 10% of the net operating cash flow before tax after interest and before other debt service and borrowing or proceeds of sale of stock of the Employer (to be further defined by formula attached as Exhibit “A” - Method of Calculation). Such bonus will be paid upon the later of 90 days after the end of the fiscal year or ten days after the filing of Form 10-K for the fiscal year with the Securities and Exchange Commission. Amount of this bonus shall not exceed $25,000.00.

(d) Employee shall receive an annual bonus equal to four percent of the annual net after-tax income of Employer provided (e) below. Such bonus shall be paid upon the later of 90 days after the end of the fiscal year or ten days after the filing of Form 10-K for the fiscal with the Securities and Exchange Commission.

(e) The totals of bonuses paid in items (c) and (d) shall not exceed $50,000 in aggregate. However, the Board of Directors may consider an additional bonus based on performance regardless of the amount paid under (c) and (d) of Article 3.

(f) Employer will contribute an amount equal to three percent (3%) of employee’s base salary per installment into the Company’s 401k program.

(g) Employer may, from time to time, assign additional goals and bonuses, fringes and benefits to Employee as it deems fit.

4.         Duties. Employee is employed as President and Chief Executive Officer of Employer in charge of all corporate operations to perform the duties of such office and to perform such other executive duties as may be prescribed from time to time by the Bylaws and the Board of Directors of Employer. Employee may resign or be removed from such office without violating the terms of this Agreement or affecting the obligations of the parties hereunder so long as Employer and Employee fulfill the other terms hereof.

5.         Nature of Service. Employee shall devote substantially all of his business time, attention, and energies to the business of Employer (or such other business as the Board of Directors of Employer may from time to time direct) and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such other business activity is pursued for gain, profit, or other pecuniary advantage, which would materially impair his freedom to fulfill his duties to Employer under this agreement without consent of the Board of Directors of Employer. Nothing in this paragraph shall be construed as preventing Employee from investing his assets, nor from spending time or service in the operating of the affairs of the companies or other enterprises in which such investments are made. Employee shall well and faithfully perform his duties under this Agreement with fidelity and loyalty, and in a manner consistent with the level of responsibility contemplated and in compliance with Board directions and written company policies.

6.         Termination Due to Disability, etc. This Agreement may be terminated by Employer, prior to the time for termination specified in paragraph 2 hereof, in each of the following circumstances:

(a) If Employee violates the terms of this Agreement or engages in illegal or unethical conduct or activities.

(b) If Employee dies, or in the opinion of a physician of Employer’s choice is unable to perform his duties hereunder owing to illness or incapacity for a continuous period of 180 days.

            Following the happening of any of the foregoing events, termination of this Agreement pursuant to this paragraph 6 shall become effective upon 30 days written notice from Employer to Employee stating Employer’s election to terminate this Agreement pursuant to this paragraph 6. In the event this Agreement shall terminate pursuant to this paragraph 6, Employer shall have no further liability or obligation hereunder, except as to earned or accrued salary and other vested benefits.

7.	Benefits and Expenses. Employee shall be entitled to the following benefits:

(a) Employer shall reimburse Employee for all reasonable, ordinary and necessary business expense incurred by him in the performance of his duties under this Agreement, provided that Employee accounts to Employer as required by law to permit Employer to claim any income tax deduction for such expense.

(b) Employer shall provide Employee with transportation and pay expenses related thereto for Tri-Valley business purposes.

(c) Employer shall continue to provide a group health insurance plan for Employee.

(d) Employer shall purchase and own life insurance policy on the life of Employee in the amount of $500,000.00. Up to $150,000.00 of any death benefit received from such policy shall be used as payment for purchase of shares of stock owned by Employee at his death based on then current market price of the stock if his estate agrees to sell said shares.

(e) Employee shall be entitled to four weeks paid vacation per year. Employee shall be entitled to receive cash payment at the end of a calendar year for up to two weeks of such vacation not taken during the year. Vacation time shall not accrue from year-to-year under this Agreement. Employee shall be entitled to vacation time within 15 months of the employment anniversary date.

(f) Employee shall be entitled to sick leave in accordance with the policies set forth by the Board of Directors of the Employer,

(g) Employee shall be entitled to a pension plan as described in Exhibit “C” attached hereto.

8.	Restrictive Covenant.

(a) For a period of 12 months after the expiration of this Agreement or termination of his employment with the Employer, Employee will not directly or indirectly own, operate, control, be employed by a company or business which is primarily in the business of developing oil and/or gas leases in California or gold properties in Alaska without the written consent of Employer, which will not be unreasonably withheld.

(b) For a period of 12 months after termination of his employment with the Employer, neither Employee nor any business of which he is a proprietor, partner, principal officer of significant stockholder will employ any person who possesses confidential or proprietary business, technical or customer information of Employer, and who is presently an employee or becomes an employee of Employer while Employee is so employed, without the written consent of Employer, which will not be unreasonably withheld; and during which period Employee will refrain from any action intended to influence or result in the employment of any such person by any business with which Employee is otherwise employed, affiliated, or has an ownership interest.

9.         Confidential Information. Employee shall not during the term of this Agreement or thereafter, disclose to any person not employed by Employer (other than Employer’s directors, attorneys and independent public accounts, and any governmental or judicial body properly requiring disclosure thereof) any trade secret or other confidential information pertaining to the prior, current, or contemplated business of Employer (excluding (a) publicly-available information in substantially the same form in which it is publicly available unless such information is publicly available by reason of unauthorized disclosure, and (b) information of a general information not pertaining exclusively to the Employer which would be generally acquired in similar employment with another company).

10.       Remedies. In the event of a breach or threatened breach by Employee of paragraph 8 or 9 of this Agreement, Employer shall be entitled to an injunction restraining Employee in whole or in part, from any such breach. However, nothing herein shall be construed as prohibiting Employer from pursuing any other available remedies for any breach hereof at law or in equity, including the recovery of damages and injunction.

11.	Severance Pay in the Event of Sale.

(a) If Employee’s employment is terminated by Employer within 12 months after the Close of the Sale of Employer, Employee shall be entitled to a lump sum severance payment in the amount equal: 1) to the lesser of one hundred fifty thousand dollars ($150,000) or an amount calculated pursuant to any rules or regulation promulgated by any regulatory agency having jurisdiction over Employer; plus 2) a pro-rata bonus calculated pursuant to 3. (c) and (d) with total limit remaining $50,000.00 pursuant to 3. (e) ; plus 3) the term of the option for 100,000 shares described in 3 (i) shall be converted to 5 years from Employee’s date of termination and shall be assigned to Employee, all payable within two weeks of said termination. If Employee’s authority is reduced or restricted so as to materially reduce Employee’s effectiveness as President and Chief Executive Officer within 12 months after the Close of Sale of Employer, Employee may resign and, within two weeks of said resignation, Employer shall pay Employee a lump sum severance payment set forth above. “Close of the Sale of Employer” shall mean a specific new owner or group of owners working together as a group obtaining controlling interest in the stock of Tri-Valley Corporation during the Term of Employment. Controlling interest is deemed to be the ownership of 30% of the issued and outstanding stock or the ability to elect or appoint a majority of the Board of Directors of Tri-Valley Corporation.

(b) Should Employee’s employment be terminated voluntarily by Employee other than under conditions provided in 11(a), or if Employer terminates Employee for any reasons set forth in paragraph 6, or if Employee has violated the provisions of paragraph 8 at the time of termination or resignation, Employee shall not be entitled to payment under 11(a).

(c) Any amount paid under 11(a) shall not be deemed to be salary or other compensation for the purpose of computing benefits to which Employee might be entitled under any benefit plan of Employer, but shall be counted as a business expense for purposes of calculating any bonuses under Section 3 hereof with stock options value at zero expense.

(d) Any severance payment due hereunder shall not be reduced during the term of the Agreement.

12.       Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered or sent by prepaid registered mail (i) if to Employee, to his then current residence as listed in the company records, and (ii) if to Employer, to its principal office or to such other address as either party may specify to the other in writing. Any such notice given in accordance with this paragraph 12 shall be deemed to have been given, when delivered by hand or five business days from the date mailed.

13.       No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

14.       Severability. Each provision hereof is severable from the Agreement, and the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If the provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15.       Assignation. Neither this Agreement nor any rights or obligations of either party hereunder may be assigned, except that Employer may assign this entire Agreement to (i) any entity into which the Employer is merged or to which Employer transfers substantially all of its assets, or (ii) any entity controlling under common control with or controlled by Employer. This Agreement shall be binding on any such successor.

16.       Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17.       Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and may be modified only by a writing executed by both parties hereto. This Agreement supersedes and replaces any and all prior employment, benefit and compensation agreements between the parties.

            IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple originals) on the date first above written.

TRI-VALLEY CORPORATION,
a Delaware corporation and
its wholly owned subsidiary,
TRI-VALLEY OIL & GAS COMPANY,
a California corporation

By:______________________________________

FOR EMPLOYEE:                                        Title:_____________________________________

___________________________

F. LYNN BLYSTONE

Signed on behalf of the Tri-Valley Corporation Board of Directors as approved by unanimous vote of the Board on March 8, 2008.

___________________________	By:______________________________________
Date	Dr. Henry Lowenstein, Chairman
Personnel and Compensation Committee
As authorized by a unanimous vote of the
Full board of directors in meeting
March 8, 2008 (see attached minutes)

EXHIBIT “A”

Cash flow as used in 3(c) of Agreement dated January 1, 2008, shall be total income before tax, adjusted to eliminate the effect, if any, of any sale of Tri-Valley Corporation stock, plus depreciation plus depletion.